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                           NOBLE AFFILIATES, INC.

                          ----------------------

                               $100,000,000
                             CREDIT AGREEMENT

                          ----------------------

                         Dated as of May 27, 1994

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


                            TABLE OF CONTENTS*
                                                                          PAGE
                                                                          ----
Section 1.    Amount and Terms of Credit ............................       1

        1.01  Commitments ...........................................       1
        1.02  Notice of Loans .......................................       1
        1.03  Disbursement of Funds .................................       1
        1.04  Notes and Repayment ...................................       2
        1.05  Conversions and Continuations .........................       3
        1.06  Pro Rata Loans and Borrowings .........................       3
        1.07  Interest ..............................................       3
        1.08  Interest Periods ......................................       5
        1.09  Increased Costs, Illegality, etc. .....................       6
        1.10  Compensation ..........................................       8
        1.11  Reduction of Costs ....................................       8
        1.12  Replacement of Bank ...................................       8

Section 2.    Fees; Commitments .....................................       9

        2.01  Fees ..................................................       9
        2.02  Voluntary Reduction Commitments .......................       9

Section 3.    Payments ..............................................      10

        3.01  Voluntary Prepayments .................................      10
        3.02  Method and Place of Payment ...........................      10
        3.03  Net Payments ..........................................      10

Section 4.    Conditions Precedent ..................................      11

        4.01  Notes .................................................      11
        4.02  No Default; Representations and Warranties ............      11
        4.03  Officer's Certificate .................................      11
        4.04  Opinions of Counsel ...................................      12
        4.05  Corporate Documentation and Proceedings ...............      12
        4.06  Prior Credit Facility .................................      12

- ----------------------------------------
* This Table of Contents is provided for convenience only and is not a part of the attached Credit Agreement.

                                     (i)

                                                                          PAGE
                                                                          ----
Section 5.    Representations, Warranties and Agreements ............      12

        5.01  Corporate Status ......................................      12
        5.02  Corporate Power and Authority .........................      12
        5.03  No Violation ..........................................      13
        5.04  Litigation ............................................      13
        5.05  Financial Statements; Financial Condition; etc. .......      13
        5.06  Use of Proceeds; Margin Regulations ...................      13
        5.07  Governmental Approvals ................................      14
        5.08  Tax Returns and Payments ..............................      14
        5.09  Compliance with ERISA .................................      14
        5.10  Investment Company Act ................................      14
        5.11  Public Utility Holding Company Act ....................      14
        5.12  True and Complete Disclosure ..........................      15
        5.13  Subsidiaries ..........................................      15
        5.14  Restrictions on Dividends or Redemptions ..............      15
        5.15  Compliance with Statutes, etc. ........................      15

Section 6.    Affirmative Covenants .................................      15

        6.01  Information Covenants .................................      16
        6.02  Books, Records and Inspections ........................      17
        6.03  Maintenance of Property; Insurance ....................      17
        6.04  Taxes .................................................      17
        6.05  Corporate Franchises ..................................      17
        6.06  Compliance with Statutes, etc. ........................      18
        6.07  ERISA .................................................      18
        6.08  Subordination of Indebtedness of Company
              to Subsidiaries .......................................      18

Section 7.    Negative Covenants ....................................      19

        7.01  Liens .................................................      19
        7.02  Consolidation, Merger, Assets, etc. ...................      20
        7.03  Indebtedness ..........................................      20
        7.04  Consolidated Tangible Net Worth .......................      20
        7.05  Consolidated Total Senior Indebtedness to Consolidated
              Capitalization Ratio ..................................      20
        7.06  Business ..............................................      20
        7.07  Restrictions on Dividends and Advances ................      20
        7.08  ERISA .................................................      20

Section 8.    Events of Default .....................................      21

        8.01  Payments ..............................................      21
        8.02  Representations, etc. .................................      21


                                     (ii)

                                                                          PAGE
                                                                          ----
        8.03  Covenants .............................................      21
        8.04  Default Under Other Agreements ........................      21
        8.05  Bankruptcy, etc. ......................................      22
        8.06  ERISA .................................................      22
        8.07  Judgments .............................................      22
        8.08  Ownership of Samedan Oil Corporation ..................      23
        8.09  Invalidity ............................................      23

Section  9.   Definitions ...........................................      23

Section 10.   The Agent .............................................      32

       10.01  Appointment ...........................................      32
       10.02  Nature of Duties ......................................      32
       10.03  Lack of Reliance on the Agent .........................      33
       10.04  Certain Rights of the Agent ...........................      33
       10.05  Reliance ..............................................      33
       10.06  Indemnification .......................................      33
       10.07  The Agent in its Individual Capacity ..................      34
       10.08  Holders ...............................................      34
       10.09  Resignation by the Agent ..............................      34

Section 11.   Miscellaneous .........................................      35

       11.01  Payment of Expenses, etc. .............................      35
       11.02  Right of Setoff .......................................      35
       11.03  Benefit of Agreement; Assignment and Participation ....      36
       11.04  No Waiver; Remedies Cumulative ........................      37
       11.05  Pro Rata; Sharing of Payments .........................      37
       11.06  Calculations; Computations ............................      38
       11.07  LAW; SUBMISSION TO JURISDICTION .......................      38
       11.08  Counterparts ..........................................      39
       11.09  Headings Descriptive ..................................      39
       11.10  Amendment or Waiver ...................................      39
       11.11  Termination; Survival of Indemnity and Confidentiality.      39
       11.12  Domicile of Loans .....................................      39
       11.13  Representations by the Banks ..........................      40
       11.14  Confidentiality .......................................      40
       11.15  No Duty ...............................................      40
       11.16  No Fiduciary Relationship .............................      40
       11.17  Survival of Representations and Warranties ............      40
       11.18  ENTIRE AGREEMENT ......................................      41
       11.19  Maximum Interest Rate .................................      41
       11.20  Notices ...............................................      41
       11.21  Severability ..........................................      41

                                    (iii)

                                                                          PAGE
                                                                          ----
       11.22  Non-Application of Chapter 15 of Texas Credit Code ....      42
       11.23  Construction ..........................................      42
       11.24  WAIVER OF JURY TRIAL ..................................      42
       11.25  Independence of Covenants .............................      42


                        INDEX TO ANNEXES AND EXHIBITS


ANNEX I    Schedule of Commitments
ANNEX II   List of Subsidiaries

EXHIBIT A  Form of Note
EXHIBIT B  Form of Opinion of Counsel to the Company
EXHIBIT C  Form of Assignment and Assumption

                                    (iv)

               CREDIT AGREEMENT, dated as of May 27, 1994 among NOBLE AFFILIATES, INC., a Delaware corporation (the "Company"), the banking institutions listed in Annex I hereto (each a "Bank" and, collectively, the "Banks") and TEXAS COMMERCE BANK NATIONAL ASSOCIATION, acting in the manner and to the extent described in Section 10 (in such capacity, the "Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 9 are used herein as so defined.

                                 WITNESSETH:

               WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Company the credit facility provided for herein;

               NOW, THEREFORE., IT IS AGREED:

               Section 1.    Amount and Terms of Credit.
               1.01 Commitments. Subject to and upon the terms and conditions herein set forth, each Bank severally agrees, at any time and from time to time on and after the Effective Date and prior to the Maturity Date to make a loan or loans (each advance of funds by the Banks, or, as the context requires any of them, to the Company pursuant to this Section 1.01 herein individually a "Loan" and collectively the "Loans") to the Company up to but not exceeding the amount of such Bank's Commitment as then in effect. The Loans (x) shall, at the option of the Company, be either Base Rate Loans, CD Rate Loans or Eurodollar Loans and (y) may be repaid and reborrowed in accordance with the provisions hereof.

               1.02 Notice of Loans. The Company shall give the Agent at its Houston Office prior to 10:00 A.M. (Houston, Texas time) notice by telecopy or telephone (confirmed in writing) of each Loan, on the proposed Business Day of the Loan if such Loan will be a Base Rate Loan, at least 2 Business Days prior to the Business Day of the Loan if such Loan will be a CD Rate Loan and at least 3 Business Days prior to the Business Day of the Loan if such Loan will be a Eurodollar Loan. Each such notice (each a "Notice of Borrowing") shall specify the aggregate principal amount of the Loan to be made by the Banks pursuant to such Notice of Borrowing, the date of Loan (which shall be a Business Day), whether the Loan shall consist of Base Rate Loans, CD Rate Loans or Eurodollar Loans and, if to be maintained as Fixed Rate Loans, the initial Interest Period to be applicable thereto. Each Loan made by the Banks on any day shall be in a minimum aggregate principal amount of $5,000,000 (and if greater, an integral multiple of $1,000,000). The aggregate principal amount of Fixed Rate Loans having the same Interest Period shall be at least equal to $5,000,00 (and if greater, an integral multiple of $1,000,000). The Agent shall promptly give each Bank telecopy or telephonic notice (confirmed in writing) of each proposed Loan, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

               1.03 Disbursement of Funds. No later than Noon (Houston, Texas time) on the date specified in each Notice of Borrowing, each Bank will make available its pro rata portion (calculated based on the Banks' respective Commitments) of each Loan requested to be made

CREDIT AGREEMENT, Page 1
on such date. All such amounts shall be made available in U.S. dollars and immediately available funds at the Payment Office of the Agent and the Agent will make available to the Company at its Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Bank prior to the date of a Loan that such Bank does not intend to make available to the Agent such Bank's portion of the Loan to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made available same to the Company, the Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Company and the Company shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Bank or the Company, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Company to the date such corresponding amount is recovered by the Agent at a rate per annum equal to (x) if paid by such Bank, the Federal Funds Rate or (y) if paid by the Company, the then applicable rate of interest calculated in accordance with Section 1.07. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Company may have against any Bank as a result of any default by such Bank hereunder.

               1.04  Notes and Repayment.

               (a) The Company's obligation to pay the principal of, and interest on, all the Loans made by each Bank shall be evidenced by a promissory note (collectively, the "Notes") duly executed and delivered by the Company substantially in the form of Exhibit A hereto with blanks appropriately completed in conformity herewith.

               (b) The Note issued to each Bank shall (i) be payable to the order of such Bank and be dated the Effective Date, (ii) be in a stated principal amount equal to the Commitment of such Bank and be payable in the outstanding principal amount of the Loans evidenced thereby, (iii) mature on the Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 1.07 in respect of the Base Rate Loans, CD Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby and (v) be entitled to the benefits of this Agreement.

               (c) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof, and will prior to any transfer of its Note endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Company's obligations in respect of such Loans.

               (d) The Company shall pay to the Agent for the account of the Banks the outstanding principal amount of the Loans on the Maturity Date. Conversion from one Type

CREDIT AGREEMENT, Page 2
of Borrowing to another Type and continuations of one Type of Borrowing from one interest Period to the next will not require, or be deemed, repayments and readvances of the Loans.

               1.05 Conversions and Continuations. The Company shall have the option to convert pro rata (on the basis of the Banks' respective Commitments) on any Business Day all or a portion equal to at least $5,000,000 (and if greater, an integral multiple of $1,000,000) of the outstanding principal amount of the Loans from one Type of Borrowing into another Type or continue one Type of Borrowing as Borrowing of the same Type, provided that (i) except as otherwise provided in Section 1.09(b), Fixed Rate Loans may be converted into Base Rate Loans or continued as Borrowing of the same Type only on the last day of an Interest Period applicable thereto and no such partial conversion of Fixed Rate Loans shall reduce the outstanding principal amount of Fixed Rate Loans made pursuant to a single Borrowing to less than $5,000,000, (ii) Base Rate Loans may only be converted into Fixed Rate Loans if no Default or Event of Default is then in existence, and (iii) no conversion shall be permitted which results in a greater number of Interest Periods than permitted under Section 1.08. Each such conversion or continuation shall be effected by the Company by giving notice by telecopy or telephone (confirmed in writing) (a "Notice of Conversion/Continuation") to the Agent at its Houston office prior to 10:00 A.M. (Houston, Texas time) on the date of the conversion into a Base Rate Loan, prior to 1:00 P.M. (Houston, Texas time) at least 2 Business Days before the conversion into or continuation of a CD Rate Loan and prior to 1:00 P.M. (Houston, Texas time) at least 3 Business Days before the conversion into or continuation of a Eurodollar Rate Loan specifying the Borrowing to be so converted or continued and if to be converted into or continued as a Fixed Rate Loan, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt telecopy or telephonic notice of any such proposed conversion or continuation. If the Company fails to give the Agent a Notice of Conversion/Continuation of a Fixed Rate Loan prior to the end of the Interest Period with respect thereto, such Fixed Rate Loans shall automatically be converted into a Base Rate Loan on the last day of the Interest period for such Fixed Rate Loan.

               1.06 Pro Rata Loans and Borrowings. All] Loans and Borrowings shall be incurred from the Banks pro rata on the basis of their Commitments. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its Commitment hereunder.

               1.07    Interest.

               (a) Rate. The Company agrees to pay interest in respect of the unpaid principal amount of the Loans from the date advanced until paid at a rate per annum which shall be equal to the lesser of (i) (A) in the case of Base Rate Loans, the Base Lending Rate in effect from time to time, (B) in the case of Eurodollar Loans, the relevant Eurodollar Rate plus the Eurodollar Margin in effect from time to time, (C) in the case of CD Rate Loans, the relevant Fixed CD Rate plus the CD Margin in effect from time to time, and (D) in the case of overdue principal and, to the extent permitted by law, overdue interest at a rate per annum equal to 2% per annum in excess of the Base Lending Rate in effect from time to time (the rate applicable to any portion of the Loans herein the "Applicable Rate") or (ii) the Maximum Rate, each such

CREDIT AGREEMENT, Page 3
change in the rate of interest charged on the Loans to become effective, without notice to the Company, on the effective date of each change in the Applicable Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (i) preceding shall exceed the Maximum Rate, thereby causing the interest on the Loans to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate shall not reduce the rate of interest on the Loans below the Maximum Rate until the aggregate amount of interest accrued on the Loans equals the aggregate amount of interest which would have accrued on the Loans if the interest rate specified in clause (i) preceding had at all times been in effect.

                    (b) Determinations of Margins. As used herein, the term "Eurodollar Margin" shall mean, on any day, the rate per annum (expressed in basis points) set forth in the column underneath the actual Debt Rating (as defined below) on such day in the table below and opposite the row representing the actual Facility Usage on such day:

                         EURODOLLAR MARGIN TABLE

                                 DEBT RATING
        --------------------------------------------------------------------------------------------
                      GREATER THAN   GREATER THAN BUT LESS THAN     =    LESS THAN
                            -                      -                         -
                      ------------   --------------------------   ----   ---------
                            A-             BBB            A-      BBB-       BB+          S&P RATING
                      ------------   --------------------------   ----   ---------   ---------------
                            A3             Baa2           A3      Baa3       Ba1     MOODY'S RATING
                      ------------   --------------------------   ----   ---------   ---------------
Facility Usage below       20.0                   25.0            45.0      62.5
           50%
- ----------------------------------------------------------------------------------------------------
Facility Usage at or       25.0                  31.25            52.5      70.0
         above 50%
- ----------------------------------------------------------------------------------------------------

         As used herein, the term "CD Margin" shall mean, on any day, the rate per annum (expressed in basis points) set forth in the column underneath the actual Debt Rating on such day in the table below and opposite the row representing the actual Facility Usage on such day:


                               CD MARGIN TABLE

                                 DEBT RATING
        --------------------------------------------------------------------------------------------
                      GREATER THAN   GREATER THAN BUT LESS THAN     =    LESS THAN
                            -                      -                         -
                      ------------   --------------------------   ----   ---------
                            A-             BBB            A-      BBB-       BB+          S&P RATING
                      ------------   --------------------------   ----   ---------   ---------------
                            A3             Baa2           A3      Baa3       Ba1      MOODY'S RATING
                      ------------   --------------------------   ----   ---------   ---------------
Facility Usage below      32.50                  37.50           57.50      75.0
           50%
- ----------------------------------------------------------------------------------------------------
Facility Usage at or      37.50                  43.75            65.0     82.50
         above 50%
- ----------------------------------------------------------------------------------------------------

               Usage Adjustment. The Eurodollar Margin and CD Margin shall automatically be adjusted in accordance with the tables set forth above (for Interest Periods in existence or created at the time of such adjustment and any Interest Period commencing thereafter until

CREDIT AGREEMENT, Page 4
adjusted again in accordance with this Section 1.07) each day the Facility Usage changes, such automatic adjustment to take effect on the date Loans are made or repaid which cause the Facility Usage to change. As used herein, the term "Facility Usage" means, on any day, the percentage obtained by (a) dividing (i) the principal balance of the Loans on such day after giving effect to any Loans made or to be made on such day by (ii) the Total Commitment on such day and (b) multiplying the resulting quotient by 100.

               Debt Rating Adjustment. As of the Effective Date, the Debt Rating issued by S&P is BBB and the Debt Rating issued by Moody's is Baa2. The Eurodollar Margin and CD Margin shall also automatically be adjusted after the Effective Date in accordance with the tables set forth above (for Interest Periods in existence or created at the time of such adjustment and any Interest Period commencing thereafter until adjusted again in accordance with this Section 1.07) each time the Debt Rating changes, such automatic adjustment to take effect on the date a change in Debt Rating is publicly announced. For purposes of this Agreement (including, without limitation, Sections 1.07 and 2.01 and the tables set forth above), the following terms shall have the following meanings:

                "Debt Rating" means the credit rating assigned to the Company's senior unsecured long-term debt issues by S&P or Moody's and in the event S&P and Moody's assign different credit ratings to the Company's senior unsecured long-term debt or if different issues of the Company's senior unsecured long-term debt have different credit ratings ,the lowest of any such credit ratings shall be the "Debt Rating" for purposes of this Agreement.

                "Moody's" means Moody's Investors Service, Inc. or its successors.

                "S&P" means Standard & Poor's Corporation or its successors.

                (c) Payment. Interest shall accrue from and including the date of any Loan to but excluding the date of any repayment thereof and shall be payable (x) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, and (y) in respect of each Fixed Rate Loan, on the last day of each Interest Period applicable to such Fixed Rate Loan and, in the case of an Interest Period in excess of 3 months, on the date which is the 3 month anniversary of the first day of such Interest Period, and (z) in the case of all Loans, on any prepayment, conversion or continuation (on the amount prepaid, converted or continued), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

                (d) Advise of Rate. The Agent, upon determining the Eurodollar Rate or the Fixed CD Rate for any Interest Period, shall promptly notify the Company and the Banks thereof.

                1.08 Interest Periods. At the time it gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of Fixed Rate
Loans (in the case of the initial Interest Period applicable thereto) or on the second Business Day prior to the expiration of an Interest Period applicable to such CD Rate Loans (in the case of subsequent Interest Periods) or on the

CREDIT AGREEMENT, Page 5
third Business Day prior to the expiration of an Interest Period applicable to any such Eurodollar Loan (in the case of subsequent Interest Periods), the Company shall have the right to elect by giving the Agent written notice (or telephonic notice confirmed in writing) the interest period (each an "Interest Period") applicable to each Fixed Rate Loan, which Interest Period shall at the option of the Company, (x) in the case of CD Rate Loans, be either a 30, 60, 90 or 180 day period, and (y) in the case of Eurodollar Loans, be either a one, two, three or six month period, provided that: (i) the initial Interest Period for any Fixed Rate Loan shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type) and each Interest Period thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, however, that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iii) no Interest period shall extend beyond the Maturity Date; and (iv) no more than 5 Interest Periods shall be in effect at the same time.

               1.09 Increased Costs, Illegality, etc. (a) In the event that the Agent (in the case of following clause (i)) or any Bank (in the case of following clauses (ii) and (iii)) shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to the following clause
(i), shall be made only after consultation with the Company):

                     (i) on any date for determining the Eurodollar Rate or the Fixed CD Rate for any Interest Period applicable to any of its Eurodollar Loans or CD Rate Loans, as the case may be, that by reason of any changes arising after the date of this Agreement affecting the London interbank market or the secondary certificate of deposit market generally, as the case may be, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or the Fixed CD Rate, as the case may be; or

                     (ii) at any time, that the relevant Eurodollar Rate or the Fixed CD Rate, as the case may be, applicable to any of its Eurodollar Loans or its CD Rate Loans, as the case may be, shall not represent the effective pricing to such Bank for funding or maintaining the affected Fixed Rate Loan because of (x) any Regulatory Change (such as for example but not limited to a change in official reserve requirements, but, in all events, including without limitation reserves required under Regulation D) and/or (y) other circumstances affecting the London interbank market or the secondary certificate of deposit market generally; or

                    (iii) at any time, that the making or continuance by it of any Fixed Rate Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order, or has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and

CREDIT AGREEMENT, Page 6
adversely affects the London interbank market or the secondary certificate of deposit market generally; then, in any such event specified in clause (i) above, the Agent shall, promptly after making such determination, give notice (by telephone confirmed in writing) to the Company and to each of the Banks of such determination, and in any such event specified in clause (ii) or
(iii) above, such Bank shall, promptly after making such determination, give notice (by telephone confirmed in writing) to the Agent and the Company of such determination (which notice the Agent shall promptly transmit to each of the Banks). Thereafter (x) in the case of clauses (i) and (ii), the Company shall pay to such Bank (or, in the case of clause (i) above, each Bank) upon written demand therefor, such additional amounts [in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank (or, in the case of clause (i) above, each Bank) in its reasonable discretion shall determine] which, as a result of the foregoing, shall be required to cause such Bank (or, in the case of clause (i) above, each Bank) to receive interest with respect to its affected Fixed Rate Loan at a rate per annum which shall be the applicable Differential in excess of the effective pricing to such Bank (or in the case of clause (i) above, each Bank) to make or maintain such fixed Rate Loan and (y) in the case of clause
(iii), the Company shall take one of the actions specified in Section 1.09(b) as promptly as posible and, in any event, within the time period required by law, Agent or any Bank demanding additional amount under this Section 1.09(a) must, with such demand, furnish to the Company a written notice as to such additional amounts showing the basis for and the calculation thereof, which shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto.


               (b) At any time that any of its Fixed Rate Loans are affected by the circumstances described in Section 1.09(a), the Company may (and in the case of a Fixed Rate Loan affected pursuant to Section 1.09(a)(iii) shall) either (x) (i) cancel said Borrowing or (ii) require the affected Bank or Banks to make the requested Borrowing as, or maintain its outstanding Borrowing being converted as, a Borrowing or Borrowings of a different Type with (other than in the case of a Borrowing being converted into a Base Rate Loan) an Interest Period ending on the date on which the Interest Period applicable to the affected Fixed Rate Loan expires, in either case by giving the Agent telephonic (confirmed in writing) notice thereof on the same date that the Company was notified by the Agent pursuant to Section 1.09(a), or (y) if the affected Fixed Rate Loan or Fixed Rate Loans are then outstanding, upon at least 1 Business Day's telephonic notice (confirmed in writing) to the Agent, require the affected Bank or Banks to convert each Fixed Rate Loan so affected into a Borrowing or Borrowings of a different type with (other than in the case of Borrowings being converted into a Base Rate Loan) an Interest Period ending on the date on which the Interest Period applicable to the affected Fixed Rate Loan expires.

               (c) If any Bank determines that any Regulatory Change concerning capital adequacy will have the effect of increasing the amount of capital required or expected to be maintained by such Bank based on the existence of such Bank's Commitment hereunder or its obligations hereunder, it will notify the Agent and the Agent shall promptly notify the Company. This determination will be made on a Bank by Bank basis. The Company will pay to the Bank

CREDIT AGREEMENT, Page 7
on demand such additional amounts as are necessary to compensate for the increased cost to such Bank as a result of the event described in the first sentence of this Section 1.09(c). In determining such amount, the Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, and the Bank's determination of compensation shall be conclusive if made in accordance with this provision. Each Bank, upon determining that any increased costs will be payable pursuant to this Section 1.09(c), will give prompt written notice thereof to the Company, which notice shall show the basis for and calculation of such increased costs.

               1.10 Compensation. The Company shall compensate each Bank, upon its written request submitted through the Agent (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by such Bank to lenders of funds borrowed by it to make or carry its Fixed Rate Loans to the extent not recovered by such Bank in connection with the re-employment of such funds), which such Bank may sustain: (i) if for any reason (other than a default by such Bank) a Fixed Rate Loan is not borrowed, continued or converted on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (ii) if any prepayment, repayment, conversion or continuation of any of its Fixed Rate Loans occurs on a date which is not the last day of an Interest Period applicable thereto, or (iii) as a consequence of (x) any default by the Company in repaying its Loans or any other amounts owing hereunder when required by the terms of this Agreement or (y) an election made or action taken by the Company pursuant to Section 1.09(b).

               1.11 Reduction of Costs. Prior to requesting payments from the Company under Sections 1.09, 1. 10 or 3.03, each Bank shall take such reasonable actions, in addition to those described in Section 11.12, as it can which are within its control and which in the sole opinion of such Bank, will not violate any law, rule or regulation or be in any way disadvantageous to such Bank, to avoid the need for, or reduce the amount of, such payments.

               1.12 Replacement of Bank. If at any time any of the provisions of Sections 1.09, 1.10 or 3.03 shall become applicable to and utilized by any Bank so as to cause the Company to pay any material amount to such Bank under any such Sections (other than compensation as a result of reserve requirements actually imposed on such Bank under Regulation D), the Company shall have the right to replace such Bank with another Person; provided that
(i) such new Person shall be acceptable to the Agent and such new Person shall execute an assignment and assumption agreement substantially in the form of Exhibit C (appropriately completed), (ii) neither the Agent nor any Bank shall have any obligation to the Company to find such other Person, and (iii) in order for the Company to be entitled to replace a Bank, such replacement must take place no later than 180 days after the Bank demanded payment under one of the Sections described above in this Section 1.12. Each Bank agrees to its replacement at the option of the Company pursuant to this
Section 1.12; provided, that the successor Bank shall purchase (pursuant to an assignment and assumption in substantially the form of Exhibit C hereto, appropriately completed) such Bank's interest in the Obligations of the Company to such Bank for cash in an aggregate amount equal to the aggregate unpaid principal thereof, all unpaid interest accrued thereon, all unpaid Facility Fee accrued for the

CREDIT AGREEMENT, Page 8
account of such Bank, any breakage costs incurred by the selling Bank because of the prepayment of any Fixed Rate Loans, all other fees (if any) applicable thereto and all other amounts (including any amounts under Sections 1.09, 1.10 or 3.03 then owing to such Bank hereunder or under any other Credit Document).

               Section 2.   Fees: Commitments.

               2.01 Fees. (a) The Company agrees to pay the Agent a facility fee (the "Facility Fee") for the account of each Bank for the period from and including the Effective Date to and including the date upon which the Total Commitment shall have been terminated, computed on the Commitment of such Bank at a rate for each day equal to the rate (expressed in basis points) set forth in the column underneath the then existing Debt Rating in the table below:


                                 DEBT RATING
        --------------------------------------------------------------------------------------------
                      GREATER THAN   GREATER THAN BUT LESS THAN     =    LESS THAN
                            -                      -                         -
                      ------------   --------------------------   ----   ---------
                            A-             BBB            A-      BBB-       BB+          S&P RATING
                      ------------   --------------------------   ----   ---------   ---------------
                            A3             Baa2           A3      Baa3       Ba1      MOODY'S RATING
                      ------------   --------------------------   ----   ---------   ---------------
Facility Fee              15.0                  18.75            22.50     37.50
- ----------------------------------------------------------------------------------------------------


               The rate utilized to calculate the Facility Fee as of the Effective Date is 18.75. The rate utilized to calculate the Facility Fee shall automatically be adjusted after the Effective Date in accordance with the table in this Section 2.01 each time the Debt Rating changes, each such automatic adjustment to take effect on the date the corresponding change in Debt Rating is publicly announced. Accrued Facility Fee shall be due and payable in arrears on each Quarterly Payment Date after the Effective Date and on the Maturity Date or upon such earlier date as the Total Commitment is terminated.

               (b) The Company agrees to pay to the Agent, for its own account, such fees as have been agreed to in writing from time to time by the Company and the Agent.

               2.02 Voluntary Reduction of Commitments. Upon at least 5 days prior telephonic notice confirmed in writing to the Agent (which notice the Agent shall promptly transmit to each of the Banks), the Company shall have the right, without premium or penalty, to reduce or terminate the unutilized portion of the Total Commitment, in part or in whole, provided that any such reduction of the Total Commitment shall apply pro rata (calculated based on the Banks' respective Commitments) to the Commitment of each of the Banks, any partial reduction pursuant to this Section 2.02 shall be in the amount of at least $10,000,000 (and if greater, in $1,000,000 increments) and the Company shall simultaneously prepay the amount by which the unpaid principal amount of the Loans exceed the Total Commitment (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid. The Total Commitment may not be reinstated after it has been terminated or reduced.

CREDIT AGREEMENT, Page 9

               Section 3.  Payments.

               3.01 Voluntary Prepayments. The Company shall have the right to prepay the Loans in whole or in part without premium or penalty at any time and from time to time on the following terms and conditions: (i) each partial prepayment shall be in an aggregate principal amount of at least $1,000,000 (and if greater, an integral multiple thereof), provided that no partial prepayment of a Fixed Rate Loan shall reduce the principal amount of such Fixed Rate Loan to an amount less than $5,000,000; (ii) prepayments of Fixed Rate Loans made pursuant to this Section 3.01 may only be made on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by all compensation due the Banks under Section 1.1O hereof; and
(iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans (calculated based on the principal amount of the Loans in question).

               3.02 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent for the account of the Bank or Banks entitled thereto not later than Noon (Houston, Texas time) on the date when due and shall be made in lawful money of the United States of America in immediately available funds at the Payment Office of the Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

               3.03 Net Payments. All payments made by the Company hereunder will be made without setoff, counterclaim or other defense (except repayment). All payments made by the Company with respect to Fixed Rate Loans will be made free and clear of and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision or taxing authority thereof or therein [but excluding, except as hereafter provided, any tax imposed on or measured by the net income of a Bank (or tax imposed in lieu of a tax on net income) pursuant to the laws of the jurisdiction in which the principal office or lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or lending office of such Bank is located] and all interest, penalties, or similar liabilities with respect thereto (collectively, "Taxes"). The Company shall also reimburse each Bank, upon the written request of such bank, for such taxes imposed on or measured by the net income of such Bank (or tax imposed in lieu of a tax on net income) pursuant to the laws of the jurisdiction in which the principal office or lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or landing office of such Bank is located as such Bank shall determine are payable by such Bank in respect of amounts paid to or on behalf of such Bank pursuant to the preceding sentence. If any Taxes are so levied or imposed, the Company agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary to that every net payment of all amounts due hereunder, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein. The Company will furnish to the


CREDIT AGREEMENT, Page 10

Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Company. The Company will indemnify and hold harmless each Bank, and reimburse each Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank. Notwithstanding the foregoing, the Company and the Agent shall be entitled, to the extent each is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Bank other than a Bank (i) who is a U.S. person for Federal income tax purposes or (ii) who has the Prescribed Forms on file with the Company and the Agent for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such Prescribed Forms, provided that if the Company shall so deduct or withhold any such taxes, it shall provide a statement to the Agent and such Bank, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Bank may reasonably request for assisting such Bank to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Bank is subject to tax. Each Bank agrees that upon the request of the Company, such Bank wil provide its taxpayer identification number to the Company. If any Taxes are levied or imposed as described in this Section 3.03 with respect to any Bank, the affected Bank will give written notice thereof to the Company, which notice shall show the basis for calculation of such Taxes, although the failure to give any such notice shall not release or diminish any of the Company's obligations to pay Taxes pursuant to this Section.

               Section 4.   Conditions Precedent.

               The obligation of each Bank to make Loans under Section 1.01 is subject, at the time of the making of each such Loan (except as hereinafter indicated), to the satisfaction of the following conditions:

               4.01 Notes. On the Initial Borrowing Date, there shall have been delivered to the Agent for the account of each of the Banks, the appropriate Note, executed by the Company in the amount, maturity and as otherwise provided herein.

               4.02 No Default, Representations and Warranties. At the time of the making of each Loan and also after giving effect thereto (i) there shall exist no Default or Event of Default, and (ii) all representations and warranties contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of such Loan, except for any representation of warranty limited by its terms to the Effective Date or another specific date and taking into account any changes thereto resulting from transactions otherwise permitted hereunder.

              4.03 Officer's Certificate. On the Initial Borrowing Date, the Agent shall have received a certificate dated the Initial Borrowing Date signed by the chief financial officer of the Company stating that the conditions set forth in Section 4.02 exist as of such date.

CREDIT AGREEMENT, Page 11

               4.04 Opinions of Counsel, On the Effective Date, the Agent shall have received an opinion, addressed to each of the Banks and dated the Effective Date, from Thompson & Knight, P.C. counsel to the Company, covering the matters set forth in Exhibit B hereto.

               4.05  Corporate Documentation and Proceedings, On the
Initial Borrowing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be satisfactory in form and substance to the Banks, and the Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings and governmental approvals, if any, which any Bank reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

               4.06 Prior Credit Facility. On the Initial Borrowing Date, the Company shall have provided evidence to Agent that, simultaneously with the first Loan hereunder, all obligations owing in connection with its Credit Agreement dated March 2, 1988 among the Company, Bankers Trust Company and the banking institutions listed in Annex 1 thereto will be paid and satisfied in full and such Credit Agreement will be terminated.

              The acceptance of the proceeds of each Loan shall constitute a representation and warranty by the Company to each of the Banks that the conditions specified in Section 4.02 exist as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 4, unless otherwise specified, shall be delivered to the Agent for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and shall be satisfactory in form and substance to the Banks.

               Section 5.  Representations, Warranties and Agreements.

               In order to induce the Banks to enter into this Agreement and to make the Loans, the Company makes the following representations, warranties and agreements:

               5.01 Corporate Status. Each of the Company and each of its Significant Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation or organization or is a duly organized and validly existing partnership, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged, and (iii) in the case of each such Person which is a corporation, is duly qualified and is authorized to do business and is in good standing as of the Effective Date as a foreign corporation in each jurisdiction where the ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.

               5.02 Corporate Power and Authority. The Company has the corporate power to execute, deliver and carry out the terms and provisions of each of the Credit Documents and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of the Credit Documents. The Company has duly executed and delivered each Credit

CREDIT AGREEMENT, Page 12

Document and each Credit Document constitutes the Company's legal, valid and binding obligation enforceable against the Company in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by equity principles (regardless of whether enforcement is sought in equity or at law).

               5.03 No Violation. Neither the execution, delivery or performance by the Company of the Credit Documents, nor compliance by it with the terms and provisions thereof, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Subsidiaries pursuant to, the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of the property or assets of the Company or any of its Subsidiaries is bound or to which the Company or any of its Subsidiaries may be subject which conflict, inconsistency, breach, or default is reasonably likely to have a Material Adverse Effect, or (iii) will violate any provision of the Certificate of Incorporation or By-laws of the Company.

               5.04 Litigation. There are no actions, suits or proceedings brought by the Company or any of its Affiliates which are pending or, to the best of the knowledge of the Company, threatened with respect to any Credit Document and as of the Effective Date there are no actions, suits or proceedings pending or, to the best of the knowledge of the Company, threatened that are reasonably likely to have a Material Adverse Effect.

               5.05 Financial Statements; Financial Condition; etc. Prior to the Effective Date, the Company delivered to each Bank historical consolidated financial statements of the Company and its Subsidiaries as at December 31, 1993, reported on by Arthur Andersen & Co., which financial statements fairly present the financial position of the entities covered thereby on the dates and for the periods covered thereby. From December 31, 1993 to the Effective Date, no event has occurred that is reasonably likely to have a Material Adverse Effect.

               5.06 Use of Proceeds; Margin Regulations. Proceeds of the Loans will be used by the Company for general corporate purposes; provided, that no part of the proceeds of any Loan will be used by the Company to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U or X of the Board of Governors of the Federal Reserve Board. Not more than 25% of the value of the assets of the Company or of the Company and its Subsidiaries subject to the restrictions contained in Sections 7.01 and 7.02 constitute Margin Stock and, at the time of each Loan, not more than 25% of the value of the assets of the Company or of the Company and its Subsidiaries subject to the restrictions contained in Sections 7.01 and 7.02 will constitute Margin Stock.

CREDIT AGREEMENT, Page 13

               5.07 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required on the part of the Company or any of its Subsidiaries to authorize, or is required on the part of the Company or any of its Subsidiaries in connection with, (i) the execution, delivery and performance (other than orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions required in order to comply with the provisions of Sections 6 and 7) of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

               5.08 Tax Returns and Payments. Each of the Company and each of its Significant Subsidiaries has filed all tax returns required to be filed by it and has paid all taxes and assessments payable by it which have become due and payable, other than those not yet delinquent and except for those contested in good faith. Each of the Company and each of its Significant Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Company or such Significant Subsidiary) for the payment of, all federal, state and other income taxes applicable for all prior fiscal years and for the current fiscal year down to the date hereof.

               5.09 Compliance with ERISA, All Plans are in substantial compliance with ERISA and the Code, and as of the Effective Date no Plan is a multiemployer plan as defined in Section 3(37) of ERISA or an "employee stock ownership plan" as defined in Section 4975(e)(7) of the Code. As of the Effective Date and to the best knowledge of the Company, there are no facts and circumstances which have occurred or may reasonably be expected to occur (a) with respect to any Plans which would cause the amount of the "accumulated benefit obligation" (as that term is defined in the Statement of Financial Accounting Standards No. 87) in excess of the fair market value of Plan assets, or (b) with respect to plans providing medical benefits, which would cause the "accumulated postretirement benefit obligation" (as defined in the Statement of Financial Accounting Standards No. 106) in excess of the fair market value of the related assets (if any), to increase by an amount which will have a Material Adverse Effect. As of the Effective Date neither the Company nor any of its Subsidiaries have provided or agreed to provide, any material medical benefits to any former employees or dependent of such employees for periods subsequent to the severance of such employees' employment other than as specifically required under either Section 4980B of the Code or Section 601 of ERISA or except to the extent that the full amount of the accumulated postretirement benefit obligations attributable thereto in excess of the fair market value of any assets set aside to fund such obligations has been set forth on its financial statements.

               5.10 Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               5.11 Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company",

CREDIT AGREEMENT, Page 14
or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               5.12 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Company in writing to any Agent or Bank, for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Company in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

               5.13 Subsidiaries. Annex II hereto lists each Subsidiary of the Company and accurately sets forth the ownership thereof as of the Effective Date.

               5.14 Restrictions on Dividends or Redemptions. No Significant Subsidiary of the Company is a party to or bound by any agreement, instrument, order of any court or governmental authority, law, rule or regulation, or any note, debenture, bond or other security, under the terms of or pursuant to which (i) such Subsidiary's right to perform any of the provisions of its Certificate of Incorporation as in effect on the date hereof, relating to dividends, redemptions and other payments and distributions on its capital stock is restricted such that such Subsidiary is restricted in any way from paying Dividends to, in the case of the Company's direct Subsidiaries, the Company and, in the case of the Company's indirect Subsidiaries, such Subsidiary's parent corporation, or (ii) such Subsidiary's right to make loans or advances to the Company or, in the case of the Company's indirect Subsidiaries, to such Subsidiary's parent corporation, is restricted in any way; except in any such case to the extent that any such right may be limited by the restrictions and financial covenants set forth in this Agreement or the other Credit Documents.

               5.15 Compliance with Statutes, etc. As of the Effective Date, the Company and its Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their businesses and the ownership of their properties (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not reasonably be likely to have a Material Adverse Effect.

               Section 6. Affirmative Covenants.

               The Company covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

CREDIT AGREEMENT, Page 15

               6.01 Information Covenants. The Company will furnish to each Bank:


               (a) Quarterly Financial Statements of the Company. Within 45 days after the close of each of the first 3 quarterly accounting periods in each fiscal year of the Company, the consolidated balance sheet of the Company and its consolidated Subsidiaries, as at the end of such quarterly period and the related consolidated statements of operation and cash flows (or the equivalent thereof under generally accepted accounting principles as in effect at such time) for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which (i) shall be certified by the chief financial officer of the Company, subject to year-end audit adjustments and (ii) shall be substantially identical in scope and detail to the financial statements delivered pursuant to Section 5.05 or otherwise comply with the requirements of the Securities and Exchange Commission for quarterly reporting by publicly held companies.

               (b) Annual Financial Statements of the Company. Within 90 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its consolidated Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of operations, cash flows and retained earnings (or the equivalent thereof under generally accepted accounting principles as in effect at such time) for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and certified without exception or qualifications (other than exceptions or qualifications relating to changes in elective accounting practices which are identified in the accountant's report accompanying such financial statement and with which the accountants preparing the same concur) by Arthur Andersen & Co. or other independent certified public accountants of recognized national standing.

               (c) Compliance Certificates. At the time of the delivery of the financial statements provided for in Section 6.01(a) and (b), a certificate in form and substance acceptable to the Agent executed by the chief financial officer of the Company (i) stating that such financial statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the dates and for the periods indicated; (ii) certifying to the effect that, to the best of such officer's knowledge, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof; and (iii) setting forth the calculations required to establish whether the Company was in compliance with the provisions of Section 7.03, 7.04 and 7.05 at the end of such fiscal year or quarter, as the case may be, and which of its Subsidiaries are Significant Subsidiaries.

               (d) Notice of Default: Litigation: and Indebtedness owed to Subsidiaries. Promptly, and in any event within 3 Business Days after an officer of the Company obtains actual knowledge thereof, notice (w) of the occurrence of any event which constitutes a Default or Event of Default; (x) of any litigation or governmental proceeding pending (i) against the Company or any of its Subsidiaries in which the amount claimed is $10,000,000 or more or (ii) with respect to any Credit Document; (y) of any other event which is reasonably likely to have a Material Adverse Effect; and (z) when the Indebtedness owed by the Company to its Subsidiaries exceeds $15,000,000 in the aggregate.

CREDIT AGREEMENT, Page 16

               (e) SEC Filings. Promptly, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Company or any of its Subsidiaries shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor.

               (f) Additional Financial Statements. Upon the reasonable request of the Required Banks, at the time of the delivery of the financial statements provided for in Section 6.01(a) or (b), any financial statements which the Company has already prepared for its own purposes covering the matters set forth in Section 6.01(a) or (b), as the case may be, with respect to the Company or any Subsidiary of the Company on an unconsolidated basis.

               (g) Other Information. From time to time such further information or documents (financial or otherwise) as the Required Banks may reasonably request.

               6.02 Books, Records and Inspections. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account (true and correct in all material respects) in which entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit officers and designated representatives of any Bank to visit and inspect, under guidance of officers of the Company or such Subsidiary, any of the properties of the Company or such Subsidiary, and to examine the books of account of the Company or such Subsidiary and discuss the affairs, finances and accounts of the Company or such Subsidiary with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as such Bank may desire.

               6.03 Maintenance of Property; Insurance. The Company shall, and shall cause each of its Significant Subsidiaries to, (i) keep all property useful and necessary in its business in good working order and condition, provided that nothing in this Section 6.03 shall require the Company or any of its Subsidiaries to maintain or retain assets or property which it deems to be inadequate, unproductive, surplus or otherwise not in its best interest to maintain or retain; (ii) maintain with financially sound and reputable insurance companies insurance on its property in at least such amounts and against at least such risks as are usually insured against in the same general area by similar companies engaged in the same or a similar business; and (iii) furnish to each Bank, upon written request, full information as to the insurance then in force.

               6.04 Taxes. The Company will, and will cause each of its Significant Subsidiaries to, pay all taxes before they become delinquent, except as contested in good faith and by appropriate proceedings if adequate reserves (in the good faith judgment of the management of the Company) have been established with respect thereto.

               6.05 Corporate Franchises. The Company will, and will cause each of its Significant Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights and franchises; provided, however, that nothing in this
Section 6.05 shall prevent (a) any dissolution, merger or consolidation permitted

CREDIT AGREEMENT, Page 17
under Section 7.02, or (b) the withdrawal by the Company or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal would not reasonably be expected to have a Material Adverse Effect.

               6.06 Compliance with Statutes, etc. The Company will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as would not reasonably be expected to have a Material Adverse Effect.

               6.07 ERISA. As soon as possible and, in any event, within 30 days after the Company or a Subsidiary of the Company or an ERISA Affiliate knows or has reason to know of any of the following which is reasonably likely to have a Material Adverse Effect or result in a Default or an Event of Default:

                     (a) that a Reportable Event has occurred with respect to a Plan,

                     (b) that an application is to be or has been made to the Secretary of the Treasury for a waiver of the minimum funding standard or the extension of any amortization period under Section 412 of the Code with respect to a Plan,

                     (c) that a Plan has been or is likely to be terminated by the Company, any Subsidiary of the Company, any ERISA Affiliate or the PBGC,

                     (d) that any proceedings by the PBGC are likely to be or have been instituted to terminate a Plan, or

                     (e) that the Company, or a Subsidiary of the Company or an ERISA Affiliate will or may incur any liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or Section 412 of the Code, the Company will deliver to the Agent (in sufficient copies for each of the Banks) a certificate of a financial officer setting forth details as to such occurrence and action, if any, which the Company or the Subsidiary of the Company or the ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be filed with or by the Company, the Subsidiary of the Company, the ERISA Affiliate, the PBGC, the Internal Revenue Service, or the plan administrator with respect thereto.

               6.08 Subordination of Indebtedness of Company to Subsidiaries. At any time after the Indebtedness of the Company owed to its Subsidiaries exceeds in the aggregate $15,000,000 and upon the request of the Required Banks, the Company agrees to cause all such Indebtedness to be evidenced by promissory notes and to be subordinated to the Obligations on terms and conditions acceptable to the Required Banks.

CREDIT AGREEMENT, Page 18

               Section 7. Negative Covenants.

               The Company covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

               7.01 Liens. The Company shall not, and shall not permit any of its Significant Subsidiaries to, create, incur, assume, or suffer to exist any Lien upon or with respect to any of it or their property or assets of any kind (real or personal, tangible or intangible), whether now owned or hereafter acquired; provided, that the provisions of this Section 7.01 shall not prevent the creation, incurrence, assumption or existence of:

                     (i) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings, for which adequate reserves (in the good faith judgment of the management of the Company or such Subsidiary) have been established;

                     (ii) Liens in respect of property or assets of the Company or any of its Significant Subsidiaries which were incurred in the ordinary course of business and were either imposed by law or do not secure Indebtedness, such as landlord's, carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business, and
(x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or any of its Significant Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

                     (iii) Liens arising under operating agreements, pooling orders, unitization agreements or other similar agreements or orders customary in the oil and gas industry to the extent that such liens secure obligations not yet due or which are being contested in good faith and by appropriate proceedings, for which adequate reserves (in the good faith judgment of the management of the Company or such Subsidiary) have been established;

                     (iv) Liens affecting the Producing Properties which individually or in the aggregate are not such as to interfere materially with the operation, value or use of the property affected thereby, could not prevent the Company or the Subsidiary of the Company holding the interest in such property from receiving the proceeds of production from such property, do not reduce the Net Revenue Interest of such property to less than the Net Revenue Interest as exists with respect to such property on the Effective Date or, if an interest in such property is acquired after the Effective Date, on the date of such acquisition, and do not obligate the Company or the Subsidiary of the Company holding the interest in such property to bear costs and expenses relating to the maintenance, development, and operation of any such property in an amount greater than the Working Interest as exists with respect to such property on the Effective Date or, if an interest in such property is acquired after the Effective Date, on the date of such acquisition;

CREDIT AGREEMENT, Page 19

                     (v) Liens arising by operation of law in connection with a judgment against the Company or any of its Subsidiaries to the extent no Event of Default arise therefrom under Section 8.07; and

                     (vi) Liens in addition to those permitted above which do not encumber or attach to any equity interest in a Significant Subsidiary so long as at the time each such Lien attaches, Restricted Indebtedness does not exceed the Restricted Indebtedness Basket.

               7.02 Consolidation, Merger, Assets, etc. The Company shall not, and shall not permit any of its Subsidiaries to enter into or participate in any transaction (whether a liquidation, dissolution, merger, consolidation, conveyance, sale, lease, or other disposition) which has the effect of transferring all or substantially all of the assets of the Company and its Subsidiaries to Persons other than the Company and its Subsidiaries. In addition, the Company will not merge with or consolidate into any Person unless no Default or Event of Default then exists or would result therefrom and either (i) the surviving entity is the Company or (ii) the surviving entity, if not the Company, is approved by the Required Banks and expressly assumes the Obligations.

               7.03 Indebtedness. The Company will not permit any of its Significant Subsidiaries to contract, create, incur or assume any Indebtedness, except (i) Indebtedness of a Significant Subsidiary owed to the Company or one of the Company's other Subsidiaries or (ii) other Indebtedness if at the time of incurrence thereof, Restricted Indebtedness does not exceed the Restricted Indebtedness Basket.

               7.04 Consolidated Tangible Net Worth. The Company shall not permit Consolidated Tangible Net Worth to be less than $350,000,000.

               7.05 Consolidated Total Senior Indebtedness to Consolidated Capitalization Ratio. The Company shall not permit the ratio of Consolidated Total Senior Indebtedness to Consolidated Capitalization at any time to exceed 50%.

               7.06 Business. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any business which differs in any material respect from the business in which it is engaged on the Effective Date, any natural extensions thereof or any business reasonably related thereto.

               7.07 Restrictions on Dividends and Advances. The Company will not permit any Subsidiary to enter into or become bound by any agreement, instrument, note, debenture, bond or other security of the type described in
Section 5.14.

               7.08 ERISA. Neither the Company, a Subsidiary of the Company, nor an ERISA Affiliate shall amend a Plan, if such amendment would have the effect of causing the accumulated benefit obligation (as interpreted in accordance with Section 5.09) of the amended Plan to materially exceed (or exceed by a materially greater amount) the fair market value of

CREDIT AGREEMENT, Page 20
the assets of the Plan, or (except in the ordinary course of business in connection with an acquisition of an unrelated company) adopt a Plan after the Effective Date where the pension plan which is proposed to be adopted and become a Plan has an accumulated benefit obligation (as interpreted in accordance with Section 5.09) materially in excess of the fair market value of its assets on the proposed date of adoption or provide material medical benefits to any former employees or dependents of such employees for periods subsequent to the severance of such employees' employment other than as specifically required under either Section 4980B of the Code or Section 601 of ERISA or unless the full amount of the accumulated postretirement benefit obligation (as interpreted in accordance with Section 5.09) attributable thereto which is in excess of the fair market value of any assets set aside to fund that obligation has been set forth on its financial statement.

               Section 8.  Events of Default.

               Upon the occurrence of any of the following specified events (each an "Event of Default"):

               8.01 Payments. The Company shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue unremedied for 3 or more Business Days, in the payment when due of any interest on the Loans or any Fees or (iii) default, and such default shall continue unremedied for 30 or more days, in the payment when due of any amounts owing under the Credit Documents other than the amounts described in clauses (i) and (ii) of this Section 8.01; or

               8.02 Representations, etc. Any representation, warranty, certification or statement made by the Company herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

               8.03 Covenants. The Company shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01(d)(w) or 7, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 8.01 and 8.02 and clause (i) of this Section 8.03) contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice to the Company by the Agent; or

               8.04 Default Under Other Agreements. The Company or any of its Significant Subsidiaries shall default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Indebtedness of the Company or any of its Significant Subsidiaries or the Company or any of its Significant Subsidiaries shall default in the performance or observance of any obligation or condition with respect to any such other Indebtedness or any other event shall occur if the effect of such default or event (after giving effect to any applicable grace period) is to accelerate the maturity of any such Indebtedness or any such Indebtedness shall become due prior to its stated maturity as a result of an event of default, provided that no Default or Event of Default shall exist under this
Section 8.04 unless

CREDIT AGREEMENT, Page 21
the amount of payment defaults of the type described above and, without duplication, the amount of Indebtedness which has become due and payable prior to its stated maturity exceeds $5,000,000 in the aggregate for all such Indebtedness; or

               8.05 Bankruptcy, etc. The Company or any of its Significant Subsidiaries shall commence a voluntary case concerning itself under Title II of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company or any of its Significant Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed or stayed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company or any of its Significant Subsidiaries, or the Company or any of its Significant Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any of its Significant Subsidiaries, or there is commenced against the Company or any of its Significant Subsidiaries any such proceeding which remains undismissed and not stayed for a period of 60 days, or the Company or any of its Significant Subsidiaries is adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered, or the Company or any of its Significant Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days, or the Company or any of its Significant Subsidiaries makes a general assignment for the benefit of creditors, or any corporate action is taken by the Company or any of its Significant Subsidiaries for the purpose of effecting any of the foregoing; or

               8.06 ERISA. (a) A Plan shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard or the extension of any amortization period is sought or granted under Section 412(d) or (e) of the Code, or (b) a Plan is or shall have been terminated or shall be the subject of termination proceedings under ERISA, or an event has occurred entitling the PBGC to terminate a Plan under
Section 4042(a) of ERISA or (c) the Company or a Subsidiary of the Company or an ERISA Affiliate has incurred or is likely to incur a material liability to or on account of a termination of or a withdrawal from a Plan under Sections 514, 4062, 4063, 4064, 4201 or 4204 of ERISA or Section 412 of the Code, and
(d) there shall result from any such event or events either (i) the provision of security to induce the issuance of a waiver or extension of any funding requirement under Section 412 of the Code or (ii) liability of the Company or a Subsidiary of the Company to the PBGC or a Plan or a trustee appointed under Sections 4042 of ERISA, in an amount in excess of $10,000,000 in the aggregate for any or all such events.

               8.07 Judgments. A final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Significant Subsidiaries (except to the extent such judgment is covered by insurance) and such judgment or judgments remain unstayed or undischarged for a period of 30 days, and the aggregate amount of all such judgments (net of insurance proceeds receivable) exceeds $5,000,000; or

CREDIT AGREEMENT, Page 22

               8.08 Ownership of Samedan Oil Corporation. The Company shall cease to own 100% of the capital stock of Samedan Oil Corporation (except as a result of the merger of the Company and Samedan Oil Corporation or dissolution of Samedan Oil Corporation into the Company);

               8.09 Invalidity. This Agreement or any other Credit Document shall cease to be enforceable as warranted by the Company in Section 5.02.

then, at any time during the continuance of any such event, the Agent may, with the consent of the Required Banks, and shall, upon the written request of the Required Banks, by written notice to the Company take any or all of the following actions, without prejudice to the rights of the Agent, any Bank or the holder of any Note to enforce its claims against the Company (provided, that, if an Event of Default specified in Section 8.05 shall occur with respect to the Company, the result which would occur upon the giving of written notice by the Agent to the Company as specified in clauses (i) and
(ii) below, shall occur automatically without the giving of any such notice):
(i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Facility Fee then accrued shall forthwith become due and payable without any other notice of any kind; and (ii) declare the principal of and any accrued interest in respect of all Loans, and all obligations owing hereunder, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, notice of intent to accelerate, notice of acceleration, protest or other notice of any kind, all of which are hereby waived by the Company. If an Event of Default occurs but a Bank does not have actual knowledge that the Event of Default has been cured or otherwise no longer continues, then neither the Bank in question nor the Agent acting at that Bank's direction shall have any liability whatsoever to the Company for any actions taken under or pursuant to this Section 8 after such Event of Default has ceased to continue.

               Section 9.  Definitions.

               As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular:

               "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

               "Agent" shall have the meaning provided in the first paragraph of this Agreement.

               "Agreement" shall mean this Credit Agreement as the same may hereafter be supplemented, amended or otherwise modified.

               "Applicable Rate" shall have the meaning provided in
Section 1.07(a).


CREDIT AGREEMENT, Page 23

               "Assessment Rate" shall mean for any day, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as well capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. 327.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Fixed CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

               "Bank" shall have the meaning provided in the first paragraph of this Agreement.

               "Bankruptcy Code" shall have the meaning provided in
Section 8.05.

               "Base Lending Rate" shall mean for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day or (b) the Federal Funds Rate in effect on such day plus one-half of one percent (.50%). If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate, for any reason, including the inability or failure of Agent to obtain sufficient quotations in accordance with the definitions thereof, the Base Lending Rate shall be determined without regard to clause
(b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Lending Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

               "Base Rate Loan" shall mean any portion of the Loans designated as such by the Company at the time of the incurrence thereof or conversion thereto which bears interest based on the Base Lending Rate.

               "Borrowing" shall mean a portion of the Loans which bears interest based on one of the interest rates available to the Company hereunder (i.e. the Base Lending Rate, the Fixed CD Rate, or the Eurodollar
Rate) and having, in the case of Fixed Rate Loans, the same Interest Period; provided that Borrowings of a different Type extended pursuant to Section 1.09(b) shall be considered part of any related Borrowing for purposes of compliance with the restriction on the minimum principal amount of Fixed Rate Loans permitted hereunder.

               "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York, New York or the City of Houston, Texas a legal holiday or a day on which banking institutions are authorized by law or other government actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

               "CD Margin" shall have the meaning provided in Section 1.07(b).


CREDIT AGREEMENT, Page 24

               "CD Rate Loan" shall mean any portion of the Loans designated as such by the Company at the time of the incurrence or continuation thereof or conversion thereto, which bears interest at a rate based on the Fixed CD Rate.

               "Certificate of Deposit Rate" shall mean for any CD Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest .01%) determined by the Agent to be the average of the bid rates quoted to the Reference Bank at its principal office in Houston, Texas at approximately 11:00 A.M. (Houston, Texas time) (or as soon thereafter as practicable) on the first day of such Interest Period by three
(3) or more certificate of deposit dealers of recognized national standing selected by the Reference Bank for the purchase at face value of certificates of deposit of the Reference Bank having a term comparable to such Interest Period and in an amount comparable to the principal amount of the CD Rate Loan made by the Reference Bank to which such Interest Period relates. If the Reference Bank is not participating in any CD Rate Loan during any Interest Period therefor, the Certificate of Deposit Rate for such Loans for such Interest Period shall be determined by reference to the amount of the Loans which the Reference Bank would have made had it been participating in such Loans.

               "Code" shall mean the Internal Revenue Code of 1986, as amended.

               "Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I hereto, as the same may be reduced from time to time pursuant to Section 2.02 and/or Section 8.

               "Company" shall have, the meaning provided in the first paragraph of this Agreement.

               "Consolidated Capitalization" shall mean Consolidated Tangible Net Worth plus Consolidated Total Senior Indebtedness plus Consolidated Subordinated Debt.

               "Consolidated Subordinated Debt" means (a) the Company's 4 1/4% Convertible Subordinated Notes due 2003 as such notes exist on the Effective Date, without giving effect to any changes to the subordination provisions thereof unless changed with the consent of the Required Banks (the "Subordinated Notes"), plus (b) any other unsecured Indebtedness evidenced by promissory notes, bonds or other similar instruments hereafter sold by the Company which is subordinated to the Obligations in right of payment on substantially the same terms as the Subordinated Notes plus (c) any other Indebtedness of the Company and its Subsidiaries determined on a consolidated basis hereafter subordinated in right of payment to the Obligations on terms and conditions acceptable to the Required Banks.

               "Consolidated Total Senior Indebtedness" shall mean all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis, excluding Consolidated Subordinated Debt.

CREDIT AGREEMENT, Page 25

               "Consolidated Tangible Net Worth" means, at any particular time, the Net Worth of the Company and its Subsidiaries determined on a consolidated basis excluding (without duplication) the following: (i) any amount at which shares of capital stock of the Company appear as an asset on the Company's balance sheet; (ii) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto; (iii) patents, trademarks, trade names, and copyrights, (iv) loans and advances to any of the Company's Affiliates; (v) minority interests in Subsidiaries; and (vi) all other assets which are properly classified as intangible assets.

               "Contingent Obligation" as to any Person shall mean any obligation of such Person guaranteeing or intended to guarantee any Indebtedness ("primary obligations") of and other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith, provided that if any Contingent Obligation is limited by its terms to apply to only a limited amount of a primary obligation, the amount of such Contingent Obligation shall in no event be deemed to exceed such limited amount.

               "Credit Documents" shall mean this Agreement and each Note.

               "Debt Rating" shall have the meaning provided in Section
1.07(b).

               "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

               "Differential" shall mean (x) with respect to CD Rate Loans, the relevant CD Margin and (y) with respect to Eurodollar Loans, the relevant Eurodollar Margin.

               "Dividends" means, as to any Person, the declaration or payment of any dividends, the return of capital to its shareholders, the authorization, distribution, payment or delivery of property or cash to its stockholders, the redemption, retirement, purchase or other acquisition, directly or indirectly, for consideration of any shares of any class of capital stock of such Person or the setting aside of any funds for any of the foregoing purposes.



CREDIT AGREEMENT, Page 26

               "Effective Date" means May 27, 1994.

               "Eligible Assignee" shall mean and include a commercial bank, financial institution, other "accredited investor: (as defined in Regulation D of the Securities Act) or a "qualified institutional buyer" as defined in Rule 144A of the Securities Act.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

               "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) (including each trade or business (whether or not incorporated)) which is a member of a "controlled group" including, or under common control with the Company or a Subsidiary of the Company within the meaning of Sections 414(b) and (c) of the Code or
Section  4001  (a)(14) of ERISA.

               "Eurodollar Loan" shall mean any portion of the Loans designated as such by the Company at the time of the incurrence or continuation thereof or conversion thereto which bears interest at a rate based on the Eurodollar Rate..

               "Eurodollar Margin" shall mean have the meaning provided in
Section 1.07(b).

               "Event of Default" shall have the meaning provided in Section
8.

               "Eurodollar  Rate"  means,  for  any  Eurodollar  Loan  for
any   Interest   Period therefor, the rate of interest per annum equal to the rate for deposits in U.S. dollars for such Interest Period which appears on the Telerate Page 3750 (or such other page as may replace that page on the Dow Jones Telerate Service) as of 11:00 a.m., London time, on the day that is 2 Business Days prior to the first day of such Interest Period. If such rate does not appear on such screen, the Eurodollar Rate for such Eurodollar Loan for such Interest Period shall be the rate per annum (rounded upwards, if necessary, to the nearest .01%) quoted by the Reference Bank at approximately 11:00 A.M. London time (or as soon thereafter as practicable)2 Business Days prior to the first day of such Interest Period for the offering by the Reference Bank to leading banks in the London interbank market of U.S. dollar deposits in immediately available funds having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loan made by the Reference Bank to which such Interest Period relates. If the Reference Bank is not participating in any Eurodollar Loan during any Interest Period therefor, the Eurodollar Rate for such Loans for such Interest Period shall be determined by reference to the amount of the Loans which the Reference Bank would have made had it been participating in such Loans.

               "Facility Fee" shall have the meaning provided in Section
2.01(a).

               "Facility Usage" shall have the meaning provided in Section 1.07(b).

CREDIT AGREEMENT, Page 27

                "Fees" shall mean all amounts payable pursuant to Section
2.01.

                "Federal Funds Rate" shall mean, for any day, the rate per annum on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published on such next succeeding Business Day, the Federal Funds Rate for any day shall be the average rate charged to the Reference Bank on such day on such transactions as determined by the Agent.

                "Fixed CD Rate" shall mean, for any CD Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 0.01%) determined by the Agent to be equal to the sum of (a) the Certificate of Deposit Rate for such CD Rate Loan for such Interest Period plus (b) the Assessment Rate.

                "Fixed Rate Loan" shall mean each Eurodollar Loan and each CD Rate Loan.

                "Houston Office" shall mean the office of the Agent located at 712 Main, Houston, Texas 77002-8096, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

                "Indebtedness" of any Person shall mean, without duplication,
(i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person in the ordinary course of business which are not past due by more than ninety (90) days unless such trade accounts payable are being contested in good faith by appropriate proceedings; (iii) the principal portion of all leases of such Person which in conformity with generally accepted accounting principles are required to be capitalized for balance sheet purposes; (iv) except to the extent supporting Indebtedness of such Person (but no other indebtedness) of the type described in clause (i) above, the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder but excluding trade letters of credit incurred by such Person in the ordinary course of business; (v) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed; and (vi) all Contingent Obligations of such Person.

                "Initial Borrowing Date" shall mean the date of the initial Loan hereunder.

                "Interest Period" shall have the meaning provided in Section
1.08.

                "Lien" shall mean any mortgage, pledge, hypothecation, assignment or deposit arrangement to provide collateral, lien (statutory or other), or other agreement of any kind or nature whatsoever to secure Indebtedness or obligations (including, without limitation, (x) any

CREDIT AGREEMENT, Page 28
conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing and (y) any production payment of any kind created or arranged by the Company or any of its Subsidiaries).

               "Loan" shall have the meaning provided in Section 1.01.

               "Margin Stock" shall have the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve System.

               "Material Adverse Effect" shall mean a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Company or the Company and its Subsidiaries taken as a whole. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other substantially contemporaneous events would result in a Material Adverse Effect.

               "Maturity Date" shall mean May 31, 1997.

               "Maximum Rate" means the maximum rate of nonusurious interest permitted from day to day by applicable law, including as to
Article 5069-1.04, Vernon's Texas Civil Statutes (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the "indicated rate ceiling" and calculated after taking into account any and all relevant fees, payments, and other charges contracted for, charged or received in connection with the Credit Documents which are deemed to be interest under applicable law.

               "Moody's" shall have the meaning provided in Section 1.07(b).

               "Net Revenue Interest" shall mean, with respect to any Producing Property, the interest in net revenues which the Company or the respective Subsidiary of the Company is entitled to receive with respect to such Producing Property.

               "Net Worth" of a Person shall mean the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings, and any other account which, in accordance with generally accepted accounting principles, constitutes stockholder's equity.

               "Notes" shall have the meaning provided in Section 1.04(a).

               "Notice of Borrowing" shall have the meaning provided in
Section 1.02.

               "Notice of Conversion/Continuation" shall have the meaning provided in Section 1.05.

CREDIT AGREEMENT, Page 29

               "Obligations" shall mean all amounts owing to the Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

               "Payment Office" shall mean the office of the Agent located at 712 Main, Houston, Texas 77002-8096, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

               "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

               "Person" shall mean and include any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or agency, department or instrumentality thereof.

                "Plan" shall mean any "multiemployer plan" or "single-employer plan" as defined in Section 4001 of ERISA which is subject to Title IV of ERISA or Section 412 of the Code and is maintained or contributed to, or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to, by the Company, a Subsidiary of the Company or an ERISA Affiliate.

               "Prescribed Forms" shall mean such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Bank providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Company and the Agent to make payments hereunder for the account of such Bank free of deduction or withholding of income or similar taxes.

               "Prime Rate" shall mean the rate of interest per annum then most recently established by Texas Commerce as its prime rate in effect from day to day at its principal office in Houston, Texas; each change in the Prime Rate shall be effective on the date of such change, the Prime Rate may not be Texas Commerce's best or favored rate and Texas Commerce may make other loans to other Persons at rates lower than its Prime Rate.

               "Producing Property" shall mean any petroleum or natural gas producing property for which the Company or any Subsidiary of the Company is entitled to receive, or has an interest in, net revenues.

               "Quarterly Payment Date" shall mean each March 31, June 30, September 30 and December 31.

               "Reference Bank" shall mean Texas Commerce (or any successor Agent, acting in its individual capacity).

CREDIT AGREEMENT, Page 30

               "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

               "Regulatory Change" means, with respect to any Bank, any change after the date of this Agreement in United States federal, state, or foreign laws or regulations (including any change in Regulation D and the adoption of any new laws or regulations) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including such Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof but excluding, in all cases, changes in laws which result in the imposition of, or a change in the amount or calculation of any tax imposed on or measured by the net income of a Bank (or a tax imposed in lieu of a tax on net income) pursuant to the laws of the jurisdiction in which the principal office or lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or lending office of such Bank is located.

               "Reportable Event" shall  mean  an  event  described  in
Section 4043(b) of ERISA (with respect to which the 30 day notice requirement has not been waived by the PBGC), a withdrawal described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

               "Required Banks" shall mean Banks holding more than 66-2/3% of the principal amount of Loans outstanding or, if no Loans are outstanding, more than 66-2/3% of the Total Commitment.

               "Restricted Indebtedness" shall mean, at the time of determination and after giving effect to any Indebtedness incurred or to be incurred in connection with such determination and to any substantially contemporaneous use of the proceeds thereof to repay other Indebtedness, the sum of (i) the principal amount of the Indebtedness of the Company or its Significant Subsidiaries then secured (or to be secured in connection with such determination) by Liens permitted under Sections 7.01 (vi) plus (ii) the principal amount of all the Indebtedness of the Significant Subsidiaries
then outstanding (or to be incurred in   connection with such determination)
other than Indebtedness of the Significant Subsidiaries permitted by Section 7.03(i).

               "Restricted Indebtedness Basket" shall mean, at the time of determination, an amount equal to 5% of Consolidated Tangible Net Worth as reported in the Company's consolidated financial statements most recently delivered to the Banks.

               "S&P" shall have the meaning provided in Section 1.07(b).

               "Significant Subsidiary" shall mean Samedan Oil Corporation or any other Subsidiary of the Company, as determined from time to time at the end of each fiscal quarter of the Company, which contributes more than 5% of the Consolidated Tangible Net Worth.

CREDIT AGREEMENT, Page 31

               "Subsidiary" shall mean, with respect to any Person. (i) any corporation 50% or more of whose outstanding stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through its Subsidiaries and
(ii) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through its Subsidiaries, has a 50% or more equity interest at the time; provided, that joint ownership of oil and gas property alone will not constitute a "Subsidiary" so long as the terms of such joint ownership are not governed by a partnership or joint venture agreement or such joint ownership is not operated as a partnership, association or joint venture.

               "Taxes" shall have the meaning provided in Section 3.03.

               "Texas Commerce" means Texas Commerce Bank National Association in its individual capacity and not as Agent.

               "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks.

               "Type" shall mean any type of Borrowing determined with respect to the interest option applicable thereto, i.e., whether a Base Rate Loan, a CD Rate Loan or a Eurodollar Loan.

               "Working Interest" with respect to any Producing Property, shall mean the percentage of the costs and expenses relating to the operations and development of such Producing Property required to be borne by the Company or respective Subsidiary of the Company.

               Section 10.     The Agent.

               10.01 Appointment. The Banks hereby designate Texas Commerce as Agent to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its agents or employees.

               10.02 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or under any other Credit Documents or in connection herewith or therewith, unless caused by its

CREDIT AGREEMENT, Page 32
or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Documents a fiduciary relationship in respect of any Bank; and nothing in this Agreement or any other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Documents except as expressly set forth herein.

                10.03 Lack of Reliance on the Agent. Independently and without reliance upon the Agent, each Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Company in connection with the making and the continuance of the Loans hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Company and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans, or at any time or times thereafter. The Agent shall not be responsible to any Bank for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or any other Credit Documents or the financial condition of the Company or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Company or the existence or possible existence of any Default or Event of Default.

                10.04 Certain Rights of the Agent. If the Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Banks; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

                10.05 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper Person or entity, and, with respect to all legal matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

                10.06 Indemnification.    TO THE EXTENT NOT REIMBURSED AND
INDEMNIFIED BY THE COMPANY, THE BANKS WILL REIMBURSE AND INDEMNIFY THE AGENT, ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS, IN PROPORTION TO THEIR RESPECTIVE COMMITMENTS, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENAL-

CREDIT AGREEMENT,                   Page 33

TIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY OF THEM ARISING OUT OF OR IN CONNECTION WITH THE CREDIT DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR BY REASON OF ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING RELATING THERETO (INCLUDING ANY SUCH LOSSES, LIABILITIES, OBLIGATIONS, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS TO THE EXTENT INCURRED BY REASON OF THE ORDINARY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED BUT EXCLUDING ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.)

               10.07 The Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks", "Required Banks", "holders of Notes", or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Company or any Affiliate of the Company as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

               10.08 Holders. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note(s) issued in exchange therefor.

               10.09 Resignation by the Agent.   (a) The Agent may resign
from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days prior written notice to the Company and the Banks. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and
(c) below or as otherwise provided below.

               (b) Upon any such notice of resignation, the Banks shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Company.

               (c) If a successor Agent shall not have been so appointed within said 15 Business Day period, the Agent, with the consent of the Company, shall then appoint a successor

CREDIT AGREEMENT, Page 34

Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Banks appoint a successor Agent as provided above.

              (d) If no successor Agent has been appointed pursuant to clause (b) or (c) by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the Agent hereunder and/or under the other Credit Documents until such time, if any, as the Banks appoint a successor agent as provided above.

              Section 11.    Miscellaneous.

              11.01 Payment of Expenses, etc. The Company shall: (i) whether or not the transactions hereby contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution and delivery of the Credit Documents, the documents and instruments referred to therein, any amendment, waiver or consent relating thereto and the syndication of the Loans by the Agent or its Affiliates (including, without limitation, the reasonable fees and disbursements of Jenkens & Gilchrist, a Professional Corporation) and of the Agent and each Bank in connection with the enforcement of, the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and for any of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) INDEMNIFY THE AGENT AND EACH BANK, THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS FROM AND HOLD EACH OF THEM HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES INCURRED BY ANY OF THEM ARISING OUT OF OR IN CONNECTION WITH ANY CREDIT DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR BY REASON OF ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL INCURRED IN CONNECTION WITH ANY SUCH INVESTIGATION, LITIGATION OR OTHER PROCEEDING (INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES TO THE EXTENT INCURRED BY REASON OF THE ORDINARY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES TO THE EXTENT INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED).

               11.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply

CREDIT AGREEMENT, Page 35
any and all deposits (general or special) and any other indebtedness at any time held or owing by such Bank to or for the credit or the account of the Company against and on account of the Obligations and liabilities of the Company to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation all interests in obligations purchased by such Bank pursuant to Section 11.03(c), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured. After any Bank takes any action pursuant to the provisions of this Section 11.02, such Bank shall give written notice thereof to the Company.

               11.03 Benefit of Agreement; Assignment and Participation.

               (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Company may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Banks.

               (b) Any Bank may sell participations to one or more banks or other institutions in or to all or a portion of its rights and obligations under this Agreement and the other Credit Documents; provided, that no Bank shall grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would
(i) extend the final maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or of a mandatory prepayment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof) or
(ii) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation.

               (c) Any Bank (or any Bank together with one or more other Banks) may (x) (A) pledge its Loans and/or Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank or (B) assign all or a portion of its Commitments and related outstanding obligations hereunder to its parent
company and/or   any Affiliate of such Bank which is at least 50% owned by
such Bank or its parent company or to one or more other Banks or (y) assign all, or if less than all, a portion equal to at least $10,000,000 of such Commitments and related outstanding Obligations hereunder to an Eligible

CREDIT AGREEMENT, Page 36

Assignee, each of which assignees shall become a party to this Agreement as a Bank by execution of an assignment and assumption agreement substantially in the form of Exhibit C (appropriately completed), provided that, (i) at such time Annex I shall be deemed modified to reflect the Commitments of such new Bank and of the existing Banks, (ii) new Notes will be issued to such new Bank and to the assigning Bank upon the request of such new Bank or assigning Bank, such new Notes to be in conformity with the requirements of Section 1.04 to the extent needed to reflect the revised Commitments, (iii) the consent of the Company (which consent shall not be unreasonably withheld) shall be required in connection with any assignment to an Eligible Assignee pursuant to clause (y) above (it being agreed that the Company will not be unreasonable if, among other things, it refuses to consent to assignments which increase the number of Banks to more than 5 or which increases the risk of the Company being required to make payments under Sections 1.09, 1.10 or 3.03), and (iv) the Agent shall receive at the time of each such assignment (but not in connection with any pledge to a Federal Reserve Bank), from the assigning Bank, the payment of a non-refundable assignment fee of (A) $3,000 in the case of an assignment pursuant to clause (c)(y) above or (B) $500 in the case of an assignment pursuant to clause (c)(x)(B) above. To the extent of any assignment pursuant to this Section 11.03(c), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitments. After receipt of notice of any assignment pursuant to this Section 11.03(c) the Agent shall give notice thereto to the Company. At the time of each assignment pursuant to this Section 11.03(c) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee shall, to the extent legally entitled to do so, provide the Company and the Agent with Prescribed Forms pursuant to Section 3.03.

               11.04 No Waiver: Remedies Cumulative. No failure or delay on the part of the Agent or any Bank or any holder of a Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Company and the Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent, the Banks or the holder of any other Credit Document to any other or further action in any circumstances without notice or demand.

               11.05 Pro Rata; Sharing of Payments.

               (a) The Agent agrees that on the date of its receipt of each payment from or on behalf of the Company in respect of any Obligations of the Company hereunder, it shall distribute such payment to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

CREDIT AGREEMENT, Page 37

                (b) Each of the Banks agrees that if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such obligation then owed and due to such Bank bears to the total of such obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the Company to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.


                11.06 Calculations: Computations.

                (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared, and all accounting terms used herein shall be interpreted, in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Company to the Banks); provided that, except as otherwise specifically provided herein, all computations determining compliance with
Section 7 shall utilize accounting principles in conformity with those used to prepare the financial statements of the Company referred to in Section 5.05.

                (b) All computations of interest and Facility Fee hereunder shall be made on the actual number of days elapsed (including the first day but excluding the last) over a year of 360 days provided that computations of interest in respect of Base Rate Loans when calculated based only on the Prime Rate (as determined in accordance with the definition of Base Lending Rate) shall be made on the actual number of days elapsed over a year of 365 or 366 days, as the case may be.

                11.07 LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND UNDER THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE COMPANY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY

CREDIT AGREEMENT, Page 38

THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT, ANY BANK OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

               11.08 Counterparts. This Agreement may be executed in any number of counterparts, by the different parties hereto on separate counterparts and by telecopy counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A complete set of counterparts shall be lodged with the Company and the Agent.

               11.09 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

               11.10 Amendment or Waiver. This Agreement may not be amended, changed, waived or discharged without the written consent of the Required Banks and the Company, provided that (a) no provision of Sections 1, 2, 3, 8.01(i), 8.01(ii), 8.05, 10, 11.01, 11.02, 11.03, 11.05, 11.06(b), this
Section 11.10 and Section 11.12 (and all definitions to the extent used in said Sections) may be so modified without the consent of each Bank and the Company, (b) no provision of Section 10 may be so modified without the consent of Agent, and (c) if a Default or an Event of Default has occurred under Section 8.01 (iii) as a result of the Company's failure to make a payment of the Obligations of type described therein to the Agent or any Bank, the Company and the Person to whom such Obligation is owed may agree to waive such Default or Event of Default and any such waiver shall be binding on the Agent and all other Banks. Each waiver or consent granted hereunder shall only be effective in the specific instance and for the specific purpose for which given.

               11.11 Termination: Survival of Indemnity and Confidentiality. Once the Commitments have been terminated and all Obligations outstanding on the date of such termination are paid in full, this Agreement and the other Credit Documents shall terminate; provided that all indemnities set forth herein (including, without limitation, in Sections 10.06 and 11.01) and the provisions of Section II. 14 shall survive any such termination.

               11. 12 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank, provided, that if a Bank shall be able to avoid incurring increased costs or the effect of any tax or event contemplated by
Section 1.09 or 3.03 by changing its lending office with respect to any Loan, without, in the opinion solely of such Bank, adversely affecting such Bank or its Loans hereunder, such Bank shall, subject to overall policy considerations of such Bank, make all reasonable efforts so to change its lending office with respect to such Loan.

CREDIT AGREEMENT, Page 39

               11.13 Representations by the Banks. Each Bank represents that it is its present intention to make its Loans and to acquire its Notes for its own account in the ordinary course of its commercial banking business and not with a view to the distribution or resale thereof in contravention of applicable securities laws, but such Bank reserves the right to dispose of all or any part of its Loans or its Notes in accordance with Section 11.03 (including, without limitation, the granting of participations therein) if at some future time in its sole discretion it deems it advisable so to do.

               11.14 Confidentiality. Each Bank agrees that it will use its best efforts not to disclose without the prior consent of the Company (other than to its employees, auditors, affiliates or counsel or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Company or any of its Subsidiaries which is furnished pursuant to this Agreement, provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpeona or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Bank, provided, that such prospective transferee executes an agreement with such Bank containing provisions substantially identical to those contained in this Section.

               11.15 No Duty. All attorneys, accountants, and other professional Persons and consultants retained by the Agent and the Banks shall have the right to act exclusively in the interest of the Agent and the Banks and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Company or any of the Company's shareholders or any other Person.

               11.16 No Fiduciary Relationship. The relationship between the Company and each Bank is solely that of debtor and creditor, and neither the Agent nor any Bank has any fiduciary or other special relationship with the Company, and no term or condition of any of the Credit Documents shall be construed so as to deem the relationship between the Company and any Bank to be other than that of debtor and creditor.

               11.17 Survival of Representations and Warranties. All representations and warranties made in this Agreement or any other Credit Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Credit Documents, and no investigation by the Agent or any Bank or any closing shall affect the representations and warranties or the right of the Agent or any Bank to rely upon them.

CREDIT AGREEMENT, Page 40

               11.18 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES THERETO.

               11.19 Maximum Interest Rate. No provision of this Agreement or of any other Credit Document shall require the payment or the collection of interest in excess of the maximum permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Credit Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Company nor the sureties, guarantors, successors, or assigns of the Company shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Bank ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the Indebtedness evidenced by the Notes; and, if the principal of the Notes has been paid in full, any remaining excess shall forthwith be paid to the Company. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Company and each Bank shall, to the extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the Indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Rate.

               11.20 Notices. All notices and other communications provided for in this Agreement and the other Credit Documents shall be given or made in writing and telecopied, mailed by certified mail return receipt requested, or delivered to the intended recipient at the address specified opposite its name on the signature pages hereof; or as to any party at such other address as shall be designated by such party in a notice to each other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, 3 days after being duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, notices to the Agent pursuant to Sections 1.02 and 1.05 shall not be effective until received by the Agent.

               11.21 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder

CREDIT AGREEMENT, Page 41
of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

               11.22 Non-Application of Chapter 15 of Texas Credit Code. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Credit Documents or to the transactions contemplated hereby.

               11.23 Construction. The Company, the Agent, and each Bank acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Credit Documents with its legal counsel and that this Agreement and the other Credit Documents shall be construed as if jointly drafted by the parties hereto.

               11.24 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT. TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE CREDIT DOCUMENTS OR THE TRANSACTIONS
CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

               11.25 Independence of Covenants. All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

CREDIT AGREEMENT, Page 42

             IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

110 West Broadway                        NOBLE AFFILIATES, INC.
Ardmore, Oklahoma 73401
Attention: William D. Dickson
Telephone No.: (405) 223-4110
Telecopier No.: (405) 221-1386            By:
                                                 Name:
                                                 Title:


712 Main Street                          TEXAS COMMERCE BANK NATIONAL
Houston, Texas 77002-8096                 ASSOCIATION, as a Bank
Attention: Agent Services                 and as Agent
Telephone No.: 713-216-2108
Telecopier No.: 713-216-2339              By:    DALE S. HURD
                                                 Name: Dale S. Hurd
                                                 Title: Senior Vice President

With a required copy to:

2200 Ross Avenue, 3rd Floor
Dallas, Texas 75201
Attention: Energy Department
Telephone No.: (214) 922-2583
Telecopier No.: (214) 922-2997

CREDIT AGREEMENT, Page 43

             IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

110 West Broadway                        NOBLE AFFILIATES, INC.
Ardmore, Oklahoma 73401
Attention: William D. Dickson
Telephone No.: (405) 223-4110
Telecopier No.: (405) 221-1386            By:     WM. D. DICKSON
                                             Name: Wm.  D. Dickson
                                             Title:  Vice President-Finance

712 Main Street                          TEXAS COMMERCE BANK NATIONAL
Houston, Texas 77002-8096                 ASSOCIATION, as a Bank and as Agent
Attention: Agent Services
Telephone No.: 713-216-2108
Telecopier No.: 713-216-2339
                                          By:
                                             Name:
                                             Title:

With a required copy to:

2200 Ross Avenue, 3rd Floor
Dallas, Texas 75201
Attention: Energy Department
Telephone No.: (214) 922-2583
Telecopier No.: (214) 922-2997

CREDIT AGREEMENT, Page 43

700 Louisiana Street, Suite  4400        BANK OF MONTREAL
Houston, Texas 77002                      as a Bank


Attention: Mike Stuckey                   By:    MICHAEL P. STUCKEY
Telephone  No.: (713) 546-9771            Name: Michael P. Stuckey
Telecopier No.: (713) 223-4007            Title: Director, U.S. Corporate
                                                    Banking

Except Notices of Loans, Continuations
and Conversions to:

Attention: Jane Wiley
Telephone  No.: (713) 546-9744
Telecopier No. (713) 225-1845

CREDIT AGREEMENT, Page 44

901 Main Street, 49th Floor              NATIONSBANK OF TEXAS, N.A.
Dallas, Texas 75202                       as a Bank
Attention: Mark 0. Ames
Telephone: (214) 508-1262                 By:    MARK O. AMES
Telecopy: (214) 508-1285                     Name: Mark O. Ames
                                             Title: Senior Vice President

Except notices of Loans, Continuations
and Conversions to:

901 Main Street, 49th Floor
Dallas, Texas 75202
Attention: Loan Administration
         Betty Canales
Telephone No. (214) 508-1225
Telecopy No. (214) 508-1215

CREDIT AGREEMENT, Page 45

                                ANNEX I TO
                           NOBLE AFFILIATES, INC.
                             CREDIT AGREEMENT

BANK                                                                COMMITMENT
- ----                                                              -------------
Texas Commerce Bank National Association                          $ 40,000,000
NationsBank of Texas, N.A.                                        $ 30,000,000
Bank of Montreal                                                  $ 30,000,000
- ----------------                                                  ------------
TOTAL:                                                            $100,000,000


ANNEX I, Solo Page

                                  ANNEX II TO
                             NOBLE AFFILIATES, INC.
                               CREDIT AGREEMENT

                              List of Subsidiaries

                                                        STATE OF JURISDICTION
SUBSIDIARY                                                 OR ORGANIZATION
- ----------                                              ---------------------
Samedan Oil Corporation 1                                      Delaware

Samedan Oil of Canada, Inc. 2                                  Delaware

Samedan of North Africa, Inc. 2                                Delaware

Samedan North Sea, Inc. 2                                      Delaware

Samedan Oil of Indonesia, Inc. 2                               Delaware

Samedan Pipe Line Corporation 2                                Delaware

Samedan Royalty Corporation 2                                  Delaware

Samedan of Tunisia, Inc. 2                                     Delaware

Samedan - NEEI Exploration Company 3                           Oklahoma

Samedan of Papua New Guinea, Inc. 2                            Delaware

Noble Gas Marketing, Inc. 1                                    Delaware

________________

1  100% owned by Noble Affiliates, Inc.
2  100% owned by Samedan Oil Corporation
3  50% general partnership interest owned by Samedan Oil Corporation

ANNEX II, Solo Page

                                                                   EXHIBIT A

                                    NOTE

$________________                                             Houston, Texas
                                                              May 27, 1994

                FOR VALUE RECEIVED, NOBLE AFFILIATES, INC., a Delaware corporation (the "Company"), hereby promises to pay to the order of ______________________ (the "Bank'), in lawful money of the United States of America in immediately available funds, at the office of Texas Commerce Bank National Association ("Agent") located at 712 Main Street, Houston, Texas 77002-8096, on the Maturity Date (as defined in the Agreement referred to below) the principal sum of _________________________ DOLLARS or so much thereof which constitutes the unpaid principal amount of all Loans (as defined in the Agreement) made by the Bank pursuant to the Agreement and then outstanding.

                The Company promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in the Agreement.

                This Note is one of the Notes referred to in the Credit Agreement dated as of May 27, 1994, among the Company, the Agent, the Bank and the other banking institutions party thereto (as from time to time in effect, the "Agreement") and is entitled to the benefits thereof and shall be subject to the provisions thereof. As provided in the Agreement, this Note is subject to voluntary prepayment, in whole or in part.

                In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

                The Company hereby waives presentment, demand, notice of intent to accelerate, notice of acceleration, protest or notice of any kind in connection with this Note.

                THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

                                                      NOBLE AFFILIATES, INC.


                                                      By:___________________
                                                          Name:
                                                          Title:



NOTE, Solo Page

                                                                  EXHIBIT B

                                 May 27, 1994


Texas Commerce Bank National Association
Texas Commerce Tower
2200 Ross Avenue
Dallas, Texas 75201

NationsBank of Texas, N.A.
901 Main Street
Dallas, Texas 75201

Bank of Montreal
700 Louisiana
Houston, Texas 77002

Gentlemen and Ladies:

               We have acted as counsel to Noble Affiliates, Inc., a Delaware corporation (the "Company"), in connection with a $100,000,000 Credit Agreement dated as of May 27, 1994 (the "Agreement") among the Company and each of you and Texas Commerce Bank National Association, as Agent, providing for the Company's issuance and delivery to you on this date of its Notes. This opinion letter is delivered to you pursuant to Section 4.04 of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

               In our capacity as counsel for the Company, we have examined either executed originals or telecopies of executed originals of the Agreement and the Notes (the "Credit Documents") and all other certificates, instruments or documents that have been executed and delivered to you by the Company today in connection with the Agreement. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and its Subsidiaries, certificates and letters of public officials, and other instruments and documents as we have deemed necessary to require as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness and authenticity of all documents submitted to us as originals (other than the Credit Documents), the conformity with genuine and authentic originals of all documents submitted to us as copies, and the genuineness of all signatures (other than on the Credit Documents).

               Where facts material to the opinions hereinafter expressed were not independently established by us, we have relied upon the representations and warranties made to you by the Company in the Credit Documents and upon oral and written statements of and information

EXHIBIT B, Page 1 of 5

May 27, 1994
Page 2

furnished by officers of the Company and its Subsidiaries, where we deemed such reliance appropriate under the circumstances. We have necessarily assumed the accuracy and completeness of such representations, warranties, statements and other information.

               Based on the foregoing and on the assumptions hereinafter set forth, and subject to the exceptions, limitations and qualifications hereinafter expressed, it is our opinion that:

        1. The Company (i) is a duly incorporated and validly existing corporation in good standing under the laws of the state of its incorporation, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged, and (iii) is duly qualified and is authorized to do business and is in good standing as a foreign corporation in the State of Oklahoma.

       2. The Company has the corporate power to execute, deliver and carry out the terms and provisions of each of the Credit Documents and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of the Credit Documents. The Company has duly executed and delivered each Credit Document and each Credit Document constitutes its legal, valid and binding obligation enforceable against the Company in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by equity principles (including any legal requirement that a material breach must occur before a remedy is exercised and regardless of whether enforcement is sought in equity or at law).

        3. Neither the execution, delivery or performance by the Company of the Credit Documents, nor compliance by it with the terms and provisions thereof, (i) will contravene any applicable provision of any law, statute, rule or regulation, or, to the best of our knowledge, any order, writ, injunction or decree, of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of the Company pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument known to us, after reasonable investigation, to which the Company is a party or by which the Company or any of the property or assets of the Company is bound or to which the Company may be subject which conflict, inconsistency, breach or default is reasonably likely to have a Material Adverse Effect, or (iii) will violate any provision of the Certificate of Incorporation or Bylaws of the Company.

EXHIBIT B, Page 2 of 5

May 27, 1994
Page 3



       4. To the best of our knowledge, there are no actions, suits or proceedings pending or threatened (i) with respect to any Credit Document or
(ii) that are reasonably likely to have a Material Adverse Effect.

       5. Assuming the truth and correctness of the representations contained in Section 5.06 of the Agreement, neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System as in effect on the date hereof.

       6. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required on the part of the Company or any of its Subsidiaries to authorize, or is required on the part of the Company or any of its Subsidiaries in connection with,, (i) the execution, delivery and performance (other than orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions required in order to comply with the provisions of Sections 6 and 7 of the Agreement) of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

       7. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

       8. Neither the Company nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

       The opinions expressed above are based in part upon the assumptions, and are subject to the exceptions, limitations and qualifications, set forth below:

       (i) Whenever any opinion expressed herein with respect to any matter is qualified by the phrase "to the best of our knowledge" or "known to us", such phrase (I) indicates that (i) no information has come to the attention of any shareholder or associate of this firm who has devoted substantive attention to the transactions contemplated in the Agreement that has given any such person actual knowledge concerning such matter different from that expressed in such opinion, (ii) we have not undertaken any independent investigation with respect to such matter but have relied on representations made by the Company in the Credit Documents and on information otherwise provided to us by them, and (iii) no inference that any such person has actual knowledge concerning such matters should be drawn from the fact of our representation

EXHIBIT B, Page 3 of 5

May 27, 1994
Page 4

of the Company and its Subsidiaries or our expression of such opinion, and
(II) does not encompass the actual knowledge of any shareholder or associate of this firm who obtained such knowledge in his capacity as an officer or director of the Company or any of its Subsidiaries. We wish to advise you that Harold F. Kleinman, a shareholder of this firm, is a director of the Company.

        (ii) Except as expressly set forth herein, we have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, made or furnished in or in connection with the Credit Documents or otherwise, and we have assumed that none of the Credit Documents or any other information furnished to us contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made in the Credit Documents not misleading.

        (iii) We do not purport to be experts as to the laws of any jurisdiction other than the State of Texas and the United States of America, and we express no opinion herein with respect to the laws of any such other jurisdiction, except insofar as the matters covered by the foregoing opinions may involve or be governed by or construed under the General Corporation Law of the State of Delaware. Insofar as the matters covered by the opinions expressed in paragraphs 2, 3 and 6 above may involve or be governed by or construed under the laws of any jurisdiction other than the State of Texas, we have necessarily assumed, without knowing, and without making any investigation to determine, that such laws are the same as those of the State of Texas and that the courts of any such other jurisdiction would construe and apply such laws in the same manner as would the courts of the State of Texas.

        (iv) In rendering certain of the opinions expressed above we have assumed that each of you (i) is duly authorized to execute and deliver (or accept), and has duly executed and delivered (or accepted), the Credit Documents required to be executed and delivered (or accepted) by you, and
(ii) will fund the Loans to the extent required to be funded by you under the Agreement.

        (v) In rendering the opinions expressed in paragraphs 3(i) and 6 above, we have assumed that the representations made by you in Section
11.13 of the Agreement are accurate and complete.

        (vi) We express no opinion concerning (i) any purported right of offset against unmatured obligations, (ii) any right of any Bank or any other person to be indemnified against (or released from the consequences of its own negligence, (iii) the enforceability of any obligations of any party other than the Company, or (iv) the effectiveness or enforceability of any waiver of the right to trial by jury.

EXHIBIT B, Page 4 of 5

May 27, 1994
Page 5

        (vii) In rendering the opinions expressed herein, we have assumed that the conditions specified in Section 4.06 of the Agreement will be satisfied on or prior to the time contemplated therein.

        (viii) This opinion letter incorporates by reference the Other Common Texas Qualifications contained in the Report of the Legal Opinions Committee Regarding Legal Opinions in Business Transactions of the Business Law Section of the State Bar of Texas (1992), and this opinion letter should be read in conjunction with such report.

        (ix) This opinion letter is to be limited in its use to reliance by you and your counsel in consummating the Agreement. No other person or entity may rely or claim reliance on any opinion expressed herein except with our express written consent.

                                                   Respectfully submitted,

                                                   THOMPSON & KNIGHT,
                                                   A Professional Corporation



                                                   By: _______________________
                                                       Kenn W. Webb, Attorney

KWW/rac
EXHIBIT B, Page 5 of 5

                                                                  EXHIBIT C

                      ASSIGNMENT AND ASSUMPTION AGREEMENT


                                                 Date__________________19____


                Reference is made to the Credit Agreement described in Item 2 of Annex I hereto (as such Credit Agreement may hereafter be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"). Unless defined in Annex I hereto, terms defined in the Credit Agreement are used herein as therein defined. ____________________________ (the "Assignor") and ___________________________ (the "Assignee") hereby agree as follows:

                1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Item 4 of Annex I hereto
(the "Assigned Share") of all of the outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 4 of Annex I hereto, including, without limitation, all rights and obligations with respect to the Assigned Share of the Assignor's Loans. After giving effect to such sale and assignment, the Assignee's Commitment will be as set forth in Item 4 of Annex I hereto.

                2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim;
(ii) makes no representation or warranty and assume no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any of its Subsidiaries or the performance or observance by the Company of any of its obligations under the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto.

                3. The Assignee (i) confirms that it has received a copy of the Credit Agreement and the Note which is the subject hereof, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement;
(ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee under Section 11.03(c) of the Credit Agreement; (iv) appoints and authorizes the Agent to take such action as

ASSIGNMENT AND ASSUMPTION AGREEMENT, Page 1 of 3 agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank (including without limitation, the obligation to make future Loans); [and (vi) to the extent legally entitled to do so, attaches the forms described in the last sentence of
Section 11.03(c) of the Credit Agreement]**.

              4. Following the execution of this Assignment and Assumption Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Agent. The effective date of this Assignment and Assumption Agreement shall be the date of execution hereof by the Assignor and the Assignee and the receipt of the consent of Agent and the Company to the extent required by Section 11.03 of the Credit Agreement and receipt by the Agent of a fully executed original hereof and of the administrative fee referred to in such Section 11.03, unless otherwise specified in Item 5 of Annex I hereto (the "Settlement Date").

              5. As of the Settlement Date, (i) the Assignee shall be a party to the Credit Agreement and to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Bank thereunder and under the other Credit Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

              6. It is agreed that the Assignee shall be entitled to (x) an interest on the Assigned Share of the Loans at the rates specified in Item 6 of Annex I and (y) all Facility Fee on the Assigned Share of the Total Commitment at the rate specified in Item 7 of Annex I hereto which, in each case, accrue on and after the Settlement Date, such interest and, if applicable, Facility Fee, to be paid by the Agent directly to the Assignee. It is further agreed that all payments of principal made on the Assigned Share of the Loans which occur on and after the Settlement Date will be paid directly by the Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the respective Loans made by the Assignor pursuant to the Credit Agreement which are outstanding on the Settlement Date, net of any closing costs, and which are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.

               7. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

    ** Include if the Assignee is organized under the laws of a jurisdiction outside of the United States.

ASSIGNMENT AND ASSUMPTION AGREEMENT, Page 2 of 3

              IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Assignment and Assumption Agreement, as of the date first above written, such execution also being made on Annex I hereto.

Accepted this ______ day                           [NAME OF ASSIGNOR]
of _________________,19___                         as Assignor


                                                  By:
                                                         Title:


                                                  [NAME OF ASSIGNEE]
                                                  as Assignee


                                                  By:
                                                         Title:


Acknowledged and Agreed:

NOBLE AFFILIATES, INC.


By:
       Title:








ASSIGNMENT AND ASSUMPTION AGREEMENT, Page 3 of 3

                ANNEX FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

                                    ANNEX I



1.      Borrower:  Noble Affiliates, Inc.


2.     Name and Date of Credit Agreement:

       Credit Agreement, dated as of May 27, 1994, among Noble Affiliates, Inc., the Banks from time to time party thereto, and Texas Commerce Bank National Association, as Agent, as amended, supplemented or otherwise modified prior to the date hereof.

3.     Date of Assignment Agreement:


4.     Amounts (as of date of item #3 above):


                                                      Commitment

          a.    Aggregate Amount for all        $
                 Banks

          b.    Assigned Share*                                    %

          c.    Amount of Assigned Share        $

5.     Settlement Date:

6.     Rate of Interest:  As set forth in Section 1.07 of the Credit Agreement
       to the Assignee:   (unless otherwise agreed to by the Assignor and the
                          Assignee)**

- ------------------------------

   *   Percentage taken to 12 decimal places.

  **   Noble Affiliates, Inc. and the Agent shall direct the entire amount of the interest to the Assignee at the rate set forth in Section 1.07 of the Credit Agreement, with the Assignor and Assignee effecting the agreed upon sharing of the interest through payments by the Assignee to the Assignor.

ANNEX I TO ASSIGNMENT AND ASSUMPTION AGREEMENT, Page 1 of 3

7.    Facility Fee: As set forth in Section 2.01 of the Credit Agreement
                    (unless otherwise agreed to by the Assignor and the Assignee)***

8.    Notice:

              ASSIGNOR:




                     Attention:
                     Telephone:
                     Telecopier:
                     Reference:

              ASSIGNEE:




                     Attention:
                     Telephone:
                     Telecopier:
                     Reference:






- ----------------------------

    ***Noble Affiliates, Inc. and the Agent shall direct the entire amount of the Facility Fee to the Assignee at the rate set forth in Section 2.01 of the Credit Agreement, with the Assignor and the Assignee effecting the agreed upon sharing of Facility Fee through payment by the Assignee to the Assignor

ANNEX I TO ASSIGNMENT AND ASSUMPTION AGREEMENT, Page 2 of 3

      Payment Instructions:

             ASSIGNOR:




                    Attention:
                    Reference:

             ASSIGNEE:



                    Attention:
                    Reference:

Accepted and  Agreed:


[NAME OF ASSIGNEE)                            [NAME OF ASSIGNOR]


By:                                           By:

      (Print Name and Title)                         (Print Name and Title)








ANNEX I TO ASSIGNMENT AND ASSUMPTION AGREEMENT, Page 3 of 3